UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington,  D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant   ☑                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

iRobot Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Dear Stockholder:	April 9, 2014
You are cordially invited to attend the annual meeting of stockholders of iRobot Corporation to be held at 2:00 p.m., local time, on Tuesday, May 20, 2014 at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730.
At this annual meeting, you will be asked to elect two (2) Class III directors for three-year terms, to ratify the appointment of our independent registered public accountants, to cast an advisory vote on the approval of the compensation of our named executive officers, and to consider a stockholder proposal entitled “Simple Majority Vote." The board of directors unanimously recommends that you vote FOR election of the director nominees, FOR ratification of appointment of our independent registered public accountants, and FOR approval, on an advisory basis, of the compensation of our named executive officers. The board of directors makes no recommendation as to how you should vote on the stockholder proposal.
Details regarding the matters to be acted upon at this annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.
Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Very truly yours,

COLIN M. ANGLE
Chief Executive Officer & Chairman of the Board

SUMMARY OF RECENT CHANGES TO CORPORATE GOVERNANCE AND EXECUTIVE COMPENSATION
In our continuing efforts to improve corporate governance and better align executive compensation with company performance, the following highlights elements of our corporate governance and executive compensation that are described in more detail in the proxy statement.
Corporate Governance
iRobot’s board of directors and nominating and corporate governance committee continue to evaluate iRobot’s corporate governance practices. In 2014, the board of directors, upon the recommendation of the nominating and corporate governance committee, has made two important changes to our corporate governance:

•
Majority Voting Standard for Election of Directors. The board of directors has amended our by-laws to provide that, in uncontested director elections, a director nominee will be elected only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

•	Termination of Rights Plan. The board of directors has amended its rights plan - commonly known as a “poison pill” - to accelerate its termination from November 2015 to April 2014.
Both of these changes serve to enhance further iRobot’s corporate governance practices and demonstrate our responsiveness to stockholder concerns.
Moreover, as detailed within the proxy statement, you are invited to express your opinion on a stockholder proposal entitled “Simple Majority Vote.” We will continue to evaluate our corporate governance to ensure it remains in the best interests of our shareholders.
Executive Compensation
We continue to evaluate our program and policies to ensure that they emphasize pay-for-performance. In 2014, the compensation committee made an important change to its long-term incentive structure through the inclusion of performance-based equity awards for our executive officers. As more fully described in the proxy statement, a significant portion of our long-term incentives are now “at risk” based upon the company’s performance. This is in addition to our non-equity incentive based compensation, which is strictly “at risk” and based on financial performance. Overall, our executive compensation program contains the following highlights:

• Annual "say-on-pay" vote	• No pension benefits for executive officers
• Oversight of risks associated with compensation policies and practice	• No discounted options
• Strong stock ownership and stock holding guidelines	• No option repricing without shareholder approval
• "Double trigger" change in control agreements	• No excise tax gross-ups
• Independent compensation consultant	• No hedging or pledging of Company stock
• No excessive perquisites for executives

A full description of our executive compensation program is contained in the Compensation Discussion and Analysis section in this proxy statement, beginning on page 19.

iROBOT CORPORATION
8 Crosby Drive
Bedford, Massachusetts 01730
(781) 430-3000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2014
To the Stockholders of iRobot Corporation:
The annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”), will be held on Tuesday, May 20, 2014, at 2:00 p.m., local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, for the following purposes:
1. To elect two (2) Class III directors, nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;
2. To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year;
3. To hold an advisory vote on the approval of the compensation of our named executive officers;
4.    To consider a stockholder proposal entitled “Simple Majority Vote," if such proposal is properly introduced at the meeting; and
5. To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.
Proposal 1 relates solely to the election of two (2) Class III directors nominated by the board of directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.
Only stockholders of record at the close of business on April 3, 2014, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.
All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, we urge you, whether or not you plan to attend the annual meeting, to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Directions to iRobot Corporation headquarters can be found at the Company’s website, http://www.irobot.com.
By Order of the Board of Directors,

GLEN D. WEINSTEIN
Executive Vice President,
Chief Legal Officer and Secretary
Bedford, Massachusetts
April 9, 2014
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2014. THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT https://materials.proxyvote.com/462726.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.
IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

iROBOT CORPORATION
8 Crosby Drive
Bedford, Massachusetts 01730
PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on May 20, 2014
April 9, 2014
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of iRobot Corporation, a Delaware corporation (the “Company” or "iRobot"), for use at the annual meeting of stockholders to be held on Tuesday, May 20, 2014, at 2:00 p.m., local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, and any adjournments or postponements thereof. An annual report to stockholders, containing financial statements for the fiscal year ended December 28, 2013, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the form of proxy are expected to be first mailed to stockholders on or about April 18, 2014.
The purposes of the annual meeting are to elect two (2) Class III directors for three-year terms, to ratify the appointment of the Company’s independent registered public accountants, to hold an advisory vote on the compensation of our named executive officers and to consider a stockholder proposal entitled "Simple Majority Vote." Only stockholders of record at the close of business on April 3, 2014 will be entitled to receive notice of and to vote at the annual meeting. As of March 28, 2014, 29,435,149 shares of common stock, $.01 par value per share, of the Company were issued and outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the annual meeting.
Stockholders may vote in person or by proxy. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, before the taking of the vote at the annual meeting.
The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.
For Proposal 1, the election of Class III directors, the affirmative vote of holders of a majority of the votes cast by holders of shares present, in person or represented by proxy, and entitled to vote on the matter is required for approval. Abstentions and broker non-votes will not be counted as voting with respect to the election of the Class III directors and, therefore, will not have an effect on the election of the Class III directors.
For Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year, for Proposal 3, the advisory vote on the compensation of our named executive officers and for Proposal 4, the stockholder proposal entitled "Simple Majority Vote," an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. Abstentions are included in the number of shares present or represented and entitled to vote on each each such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter.
The person named as attorney-in-fact in the proxies, Glen D. Weinstein, was selected by the board of directors and is an officer of the Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted by such person at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees, FOR ratification of the appointment of our independent registered public accountants, and FOR the approval, on an advisory basis, of the compensation of our named executive officers. Furthermore, if no such specifications are indicated for the stockholder proposal entitled "Simple Majority Vote," your shares will not be voted in favor of or against the stockholder proposal, but will be treated as abstentions and thus will have the same effect as a vote against the proposal.
Aside from the election of directors, the ratification of the appointment of the independent registered public accountants, the advisory vote on the compensation of our named executive officers, and the stockholder proposal entitled "Simple Majority Vote," the board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the person named as attorney-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of March 28, 2014: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (ii) by each director or nominee of the Company; (iii) by each named executive officer of the Company; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise noted below, the address of each person listed on the table is c/o iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
BlackRock, Inc.(3)	2,464,280	8.37%
40 East 52nd St. New York, NY 10022
The Vanguard Group, Inc.(4)	1,726,494	5.87%
100 Vanguard Boulevard Malvern, PA 19355
T. Rowe Price Associates, Inc.(5)	1,545,120	5.25%
100 East Pratt Street Baltimore, MD 21202-1009
Lord, Abbett & Co. LLC(6)	1,516,482	5.15%
90 Hudson Street Jersey City, NJ 07302-3900
FMR LLC(7)	1,498,907	5.09%
245 Summer Street Boston, MA 02210
Colin M. Angle(8)	661,044	2.22%
Alison Dean(9)	35,565	*
Russell J. Campanello(10)	62,025	*
Paolo Pirjanian (11)	35,109	*
Glen D. Weinstein(12)	57,900	*
Ronald Chwang(13)	257,563	*
Gail Deegan(14)	8,422	*
Deborah G. Ellinger(15)	10,339	*
Jacques S. Gansler(16)	4,572	*
Andrea Geisser(17)	68,902	*
George C. McNamee(18)	163,039	*
Paul J. Kern(19)	79,904	*
Paul Sagan(20)	18,679	*
John J. Leahy	32,349	*
Jeffrey A. Beck	27,918	*
All executive officers, directors and nominees as a group(21) (13 persons)	1,463,063	4.86%

*	Represents less than 1% of the outstanding common stock.
(1)    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the Securities and Exchange Commission, the number of shares of common stock deemed outstanding includes (i) shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 28, 2014 and (ii) shares issuable pursuant to restricted stock units held by the respective person or group that vest within 60 days of March 28, 2014.

(2)	Applicable percentage of ownership as of March 28, 2014 is based upon 29,435,149 shares of common stock outstanding.

(3)
BlackRock Inc. has sole voting power with respect to 2,379,062 shares and sole dispositive power with respect to 2,464,280 shares. This information has been obtained from a Schedule 13G/A filed by BlackRock Inc. with the Securities and Exchange Commission on January 29, 2014.

(4)
The Vanguard Group Inc. has sole voting power with respect to 44,196 shares, sole dispositive power with respect to 1,685,198 shares and shared dispositive power with respect to 41,296 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 41,296 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,900 shares as a result of its serving as investment manager of Australian investment offerings. The address of each reporting entity is 100 Vanguard Boulevard, Malvern, PA 19355. This information has been obtained from a Schedule 13G/A filed by The Vanguard Group, Inc. with the Securities and Exchange Commission on February 11, 2014.

(5)
T. Rowe Price Associates, Inc. has sole voting power with respect to 397,820 shares and sole dispositive power with respect to 1,545,120 shares. This information has been obtained from a Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 12, 2014. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(6)
Lord, Abbett & Co. LLC has sole voting power with respect to 1,481,340 shares and sole dispositive power with respect to 1,516,482 shares. This information has been obtained from a Schedule 13G filed by Lord, Abbett & Co. LLC with the Securities and Exchange Commission on February 14, 2014. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302-3900.

(7)
FMR LLC has sole voting power with respect to 320,507 shares. FMR LLC and Edward C. Johnson 3d each have sole dispositive power with respect to 1,178,400 shares. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser, is a beneficial owner of 1,178,400 shares. Crosby Advisors LLC, a wholly-owned subsidiary of Crosby Company of New Hampshire LLC (“CCNH”), is the beneficial owner of 320,169 shares as a result of providing investment advisory services to individuals, trusts and limited liability entities. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, directly or indirectly, own CCNH. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of each reporting entity is 245 Summer St., Boston, MA 02210. This information has been obtained from a Schedule 13G filed by FMR LLC and Edward C. Johnson 3d with the Securities and Exchange Commission on February 10, 2014.

(8)	Includes 277,136 shares issuable to Mr. Angle upon exercise of stock options and 13,262 shares issuable to Mr. Angle upon vesting of restricted stock units.

(9)	Includes 22,012 shares issuable to Ms. Dean upon exercise of stock options and 1,656 shares issuable to Ms. Dean upon vesting of restricted stock units.

(10)	Includes 35,613 shares issuable to Mr. Campanello upon exercise of stock options.

(11)	Includes 33,220 shares issuable to Dr. Pirjanian upon exercise of stock options.

(12)	Includes 26,444 shares issuable to Mr. Weinstein upon exercise of stock options and 3,012 shares issuable to Mr. Weinstein upon vesting of restricted stock units.

(13)
Includes an aggregate of 140,000 shares held by iD5 Fund, L.P. Dr. Chwang is a general partner of the management company for iD5 Fund, L.P. and may be deemed to share voting and investment power with respect to all shares held by iD5 Fund, L.P. Dr. Chwang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. Also includes 30,000 shares issuable to Dr. Chwang upon exercise of stock options, 3,172 shares issuable to Dr. Chwang upon vesting of restricted stock options and 79,210 shares held in a trust for the benefit of certain of his family members. As co-trustees of the family trust, Dr. Chwang shares voting and dispositive power over the shares held by the trust with his spouse.

(14)	Includes 3,172 shares issuable to Ms. Deegan upon vesting of restricted stock units.

(15)	Includes 3,172 shares issuable to Ms. Ellinger upon vesting of restricted stock units.

(16)	Includes 3,172 shares issuable to Dr. Gansler upon vesting of restricted stock units.

(17)
Includes 40,000 shares issuable to Mr. Geisser upon exercise of stock options, 3,172 shares issuable to Mr. Geisser upon vesting of restricted stock units and 12,643 shares issuable to Mr. Geisser upon termination of service.

(18)
Includes 80,000 shares issuable to Mr. McNamee upon exercise of stock options, 3,172 shares issuable to Mr. McNamee upon vesting of restricted stock units and 3,487 shares issuable to Mr. McNamee upon termination of service.

(19)
Includes 60,000 shares issuable to Gen. Kern upon exercise of stock options, 3,172 shares issuable to Gen. Kern upon vesting of restricted stock units and 8,492 shares issuable to Gen. Kern upon termination of service.

(20)
Includes 2,500 shares issuable to Mr. Sagan upon exercise of stock options, 3,172 shares issuable to Mr. Sagan upon vesting of restricted stock units and 5,015 shares issuable to Mr. Sagan upon termination of service.

(21)
Includes an aggregate of 606,925 shares issuable upon exercise of stock options held by ten (10) executive officers and directors, an aggregate of 43,306 shares issuable upon vesting of restricted stock units held by eleven (11) executive officers and directors and an aggregate of 29,637 shares issuable upon termination of service to four (4) directors.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees
Our board of directors currently consists of nine members. Our amended and restated certificate of incorporation divides the board of directors into three classes. One class is elected each year for a term of three years. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Gail Deegan and Andrea Geisser and recommended that each be elected to the board of directors as a Class III director, each to hold office until the annual meeting of stockholders to be held in the year 2017 and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Ms. Deegan, Mr. Geisser and Dr. Gansler, are Class III directors whose terms expire at this annual meeting. Dr. Gansler is not standing for reelection to the board of directors. The board of directors is also composed of (i) four Class I directors (Colin M. Angle, Ronald Chwang, Ph.D., Paul J. Kern, Gen. U.S. Army (ret) and Deborah G. Ellinger) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2015 and (ii) two Class II directors (George McNamee and Paul Sagan) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2016.
The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.
The following table sets forth the nominees to be elected at the annual meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with us currently held by each nominee and director, the year each nominee’s or director’s current term will expire and each nominee’s and director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class III Directors:
Gail Deegan 2011	Director	2014	III
Andrea Geisser 2004	Director	2014	III
Continuing Directors:
Colin M. Angle 1992	Chairman of the Board, Chief Executive Officer and Director	2015	I
Ronald Chwang, Ph.D. 1998	Director	2015	I
Paul J. Kern, Gen. U.S. Army (ret.) 2006	Director	2015	I
Deborah G. Ellinger 2011	Director	2015	I
George C. McNamee 1999	Director	2016	II
Paul Sagan 2010	Director	2016	II

DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the director nominees to be elected at the annual meeting, the directors and the executive officers of the Company, their ages immediately prior to the annual meeting, and the positions currently held by each such person with the Company:

Name	Age	Position
Colin M. Angle	46	Chairman of the Board, Chief Executive Officer and Director
Alison Dean	49	Executive Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer
Russell J. Campanello	58	Executive Vice President, Human Resources
Paolo Pirjanian, Ph.D.	46	Executive Vice President, Chief Technology Officer
Glen D. Weinstein	43	Executive Vice President, Chief Legal Officer
Ronald Chwang, Ph.D.(1)	66	Director
Gail Deegan(2)	67	Director
Deborah G. Ellinger(1)	55	Director
Jacques S. Gansler, Ph.D.(3)	79	Director
Andrea Geisser(2)	71	Director
George C. McNamee(1)(3)	67	Director
Paul J. Kern, Gen. U.S. Army (ret)(2)	68	Director
Paul Sagan(3)	55	Director

(1)	Member of compensation committee

(2)	Member of audit committee

(3)	Member of nominating and corporate governance committee
Colin M. Angle, a co-founder of iRobot, has served as chairman of the board since October 2008, as chief executive officer since June 1997, and prior to that, as our president since November 1992. Mr. Angle has also served as a director since October 1992. Mr. Angle also worked at the National Aeronautical and Space Administration’s Jet Propulsion Laboratory where he participated in the design of the behavior-controlled rovers that led to Sojourner exploring Mars in 1997. Mr. Angle holds a B.S. in Electrical Engineering and an M.S. in Computer Science, both from MIT. As a co-founder and chief executive officer, Mr. Angle provides a critical contribution to the board of directors reflecting his detailed knowledge of the Company, our employees, our client base, our prospects, the strategic marketplace and our competitors.
Alison Dean has served as our executive vice president, chief financial officer, and treasurer since April 2013. Ms. Dean previously served as our senior vice president, corporate finance from February 2010 until March 2013. From March 2007 until February 2010, Ms. Dean served as our vice president, financial controls & analysis. From August 2005 until March 2007, Ms. Dean served as our vice president, financial planning & analysis. From 1995 to August 2005, Ms. Dean served in a number of positions at 3Com Corporation, including vice president and corporate controller from 2004 to 2005 and vice president of finance - worldwide sales from 2003 to 2004. Ms. Dean holds a B.A. in Business Economics from Brown University and an M.B.A. from Boston University.

Russell Campanello has served as our executive vice president, human resources and corporate communications since February 2014. Mr. Campanello previously served as our senior vice president, human resources and corporate communications from July 2013 until February 2014. From November 2010 until July 2013, Mr. Campanello served as our senior vice president, human resources. Prior to joining iRobot, Mr. Campanello served as senior vice president, human resources and administration at Phase Forward, Inc. from April 2008 until September 2010. Mr. Campanello previously served as senior vice president of human resources and marketing at Keane, Inc., a business process and information technology consulting firm, from September 2003 to October 2007. Prior to Keane, Mr. Campanello served as chief people officer at NerveWire from August 2000 to February 2003. Prior to NerveWire, he served as senior vice president, human resources at Genzyme Corp. from November 1997 to July 2000. Earlier in his career, Mr. Campanello spent nine years as vice president of human resources at Lotus Development Corporation. He attended Suffolk University’s Executive M.B.A. program, and holds a B.S. degree in Business Administration from the University of Massachusetts.

Paolo Pirjanian has served as our executive vice president, chief technology officer since February, 2014. Dr. Pirjanian previously served as our senior vice president, chief technology officer from October 2012 until February, 2014. Prior to joining iRobot, he served as chief executive officer of Evolution Robotics, Inc. for seven years. Before that, Pirjanian was the chief technology officer of Evolution Robotics, Inc.. Earlier in his career, he worked as a lecturer in the computer science department at the University of Southern California and as a researcher at the NASA Jet Propulsion Laboratory where he received the Technical Leadership Award. Pirjanian is the former U.S. chairman of IEEE Robotics and received the IEEE Robotics and Automation Society Early Career Award in 2004. He holds a Ph.D. in robotics from Aalborg University.
Glen D. Weinstein has served as our executive vice president and chief legal officer since August 2012. Mr. Weinstein previously served as our general counsel from July 2000 to August 2012 and as senior vice president from January 2005 to August 2012. Since March 2004, he has also served as our secretary. Prior to joining iRobot, Mr. Weinstein was with Covington & Burling LLP, a law firm in Washington, D.C. Mr. Weinstein holds a B.S. in Mechanical Engineering from MIT and a J.D. from the University of Virginia School of Law.
Ronald Chwang, Ph.D., has served as a director since November 1998. Dr. Chwang is the chairman and president of iD Ventures America, LLC (formerly known as Acer Technology Ventures, LLC) under the iD SoftCapital Group, a venture investment and management consulting service group formed in January 2005. From August 1998 until December 2004, Dr. Chwang was the chairman and president of Acer Technology Ventures, LLC, managing high-tech venture investment activities in North America. Dr. Chwang also serves on the board of directors of AU Optronics and a number of other private high tech companies. Dr. Chwang holds a B.Eng. (with honors) in Electrical Engineering from McGill University and a Ph.D. in Electrical Engineering from the University of Southern California. Dr. Chwang brings to the board of directors his extensive experience in the technology industry, through both company operations and venture capital investment.
Gail Deegan has served as a director since May 2011. From February 1996 until her retirement in September 2001, Ms. Deegan served as executive vice president and chief financial officer of Houghton Mifflin Company, a publishing company. From February 1995 to February 1996, Ms. Deegan was senior vice president of regulatory and government affairs for NYNEX New England, and from November 1991 to January 1995, was vice president and chief financial officer of New England Telephone. From 1988 to January 1990, Ms. Deegan was senior vice president, chief financial officer and treasurer of Eastern Enterprises, and from February 1990 to May 1991, was senior vice president, chief financial officer and chief administrative officer of that company. Ms. Deegan is a director of EMC Corporation and a former director of TJX Companies, Inc. Ms. Deegan holds a bachelor’s degree in elementary education from The College of Saint Rose, a master’s degree in History from Ohio State University, and an M.B.A. from Simmons College School of Management. Ms. Deegan brings to the board of directors her extensive experience with financial accounting matters for complex organizations and oversight of both the corporate governance requirements and financial reporting process of public companies.
Deborah G. Ellinger, CEO of The Princeton Review, has served as a director since November 2011. Ms. Ellinger is the former president of Restoration Hardware and former chief executive officer of Wellness Pet Food. Previously, she served as an executive vice president at CVS Pharmacy, a senior vice president at Staples and a partner at The Boston Consulting Group. Ms. Ellinger began her career with Mellon Financial Corporation. Her assignments have taken her all over the world; she has lived and worked in Europe, Asia and America. Ms. Ellinger also serves on the board of directors at National Life Group and The Princeton Review and is a former director of Sealy Corporation. She is qualified as a Barrister-at-Law in London, as a member of the Inner Temple. Ms. Ellinger holds an M.A. and B.A. in Law and Mathematics from the University of Cambridge. Ms. Ellinger brings extensive experience in international retail and consumer products to the board.
Jacques S. Gansler, Ph.D. has served as a director since July 2004. Dr. Gansler has been a professor at the University of Maryland, where he leads the school’s Center for Public Policy and Private Enterprise, since January 2001. From November 1997 until January 2001, Dr. Gansler served as the Under Secretary of Defense for Acquisition, Technology and Logistics for the U.S. federal government. Dr. Gansler also serves on the board of directors of TTM Technologies, Inc. and TASC, Inc. Dr. Gansler holds a B.E. in electrical engineering from Yale University, an M.S. in Electrical Engineering from Northeastern University, an M.A. in Political Economy from New School for Social Research, and a Ph.D. in Economics from American University. Dr. Gansler brings to the board of directors his experience working with the federal government and in the defense industry. Dr. Gansler's term will expire at the annual meeting, and he will not stand for reelection.
Andrea Geisser has served as a director since March 2004. Mr. Geisser is currently a senior advisor to Zephyr Management Inc., a global private equity firm that specializes in emerging markets (Africa, India), and a member of the investment committee of some of those funds. From 1995 to 2005, Mr. Geisser was a managing director of Fenway Partners. Prior to founding Fenway Partners, Mr. Geisser was a managing director of Butler Capital Corporation. Prior to that, he was a managing director of Onex Investment Corporation, a Canadian management buyout company. From 1974 to 1986, he was a senior officer of Exor America. Mr. Geisser has been a board member and audit committee member of several private companies. Mr. Geisser holds a bachelor’s degree from Bocconi University in Milan, Italy and a P.M.D. from Harvard Business School. Mr. Geisser brings to the board of directors his extensive experience regarding the management of companies, as well as his financial expertise.

George C. McNamee has served as a director since August 1999. Currently a private investor, Mr. McNamee served as a managing partner of FA Technology Ventures, an information and energy technology venture capital firm, from 2000 until 2012. He serves as chairman of the board of directors of Plug Power Inc., a leading fuel cell developer, and is a director of several private companies, a member of the Yale Development Board and a Trustee of the Albany Academies and The American Friends of Eton College. Mr. McNamee previously served on the board of directors of Broadpoint (now Gleacher) Securities as well as serving from 1984 to 2007 as chairman of its predecessor First Albany Companies and was also a board member of the New York Stock Exchange Inc., MapInfo, Home Shopping Network and the Meta Group. He received his Bachelor of Arts degree from Yale University. Mr. McNamee brings to the board of directors his extensive experience regarding the management of public and private companies, as well as his financial expertise.
Paul J. Kern, Gen. U.S. Army (ret.) has served as a director since May 2006. Gen. Kern has served as a senior counselor to The Cohen Group, an international strategic business consulting firm, since January 2005. Gen. Kern also served as president and chief operating officer of AM General LLC from August 2008 until January 2010. From 1963 to 2004, Gen. Kern served in the U.S. Army and, from October 2001 to November 2004, as Commanding General of the U.S. Army Materiel Command. Prior to his command in the U.S. Army Materiel Command, he served as the military deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology. Gen. Kern also serves on the board of directors of Exelis Corporation and is a former director of EDO Corporation, Anteon International Corporation and ITT Corporation. He holds a B.S. from the United States Military Academy at West Point, an M.S. in Civil Engineering from the University of Michigan and an M.S. in Mechanical Engineering from the University of Michigan. Gen. Kern brings to the board of directors his extensive experience in the military and defense industry.
Paul L. Sagan has served as a director since February 2010. He is a partner and XIR at General Catalyst Partners, a venture capital firm based in Cambridge, Massachusetts. He is also vice chairman of Akamai Technologies, Inc. (NASDAQ: AKAM), and previously served as the company’s chief executive officer from April 2005 until January 2013, and as its president beginning in May 1999. Mr. Sagan became a member of Akamai’s board of directors in January 2005. Akamai is the leading cloud platform for helping enterprises provide secure, high-performing user experiences on any device, anywhere, on the Internet. From July 1997 to August 1998, Mr. Sagan was senior advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework to leaders to address global issues. Previously, Mr. Sagan held senior positions at Time Warner Cable and Time Inc., affiliates of Time Warner Inc., and CBS, Inc. Mr. Sagan also serves on the board of directors of EMC Corporation and Datto, Inc., and is a former director of Dow Jones & Company, Inc. and Digitas, Inc. Mr. Sagan brings to the board of directors his extensive experience with complex global organizations, combined with his operational and corporate governance expertise.
Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure
Mr. Angle serves as our chief executive officer and chairman of the board. The board of directors believes that having our executive officer as chairman of the board facilitates the board of directors’ decision-making process because Mr. Angle has first-hand knowledge of our operations and the major issues facing us. This also enables Mr. Angle to act as the key link between the board of directors and other members of management. To assure effective independent oversight, the board of directors annually appoints a lead independent director, as discussed further in “Executive Sessions of Independent Directors” below.
Independence of Members of the Board of Directors
The board of directors has determined that Drs. Chwang and Gansler, Mses. Deegan and Ellinger and Messrs. Geisser, McNamee, Sagan, and Gen. Kern are independent within the meaning of the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission.
Executive Sessions of Independent Directors
Executive sessions of the independent directors are held prior to each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any of our non-independent directors and are chaired by a lead independent director who is appointed annually by the board of directors from our independent directors. Mr. McNamee currently serves as the lead independent director. In this role, Mr. McNamee serves as chairperson of the independent director sessions. The independent directors of the board of directors met in executive session four (4) times in 2013.
In addition to acting as the chairperson of the independent director sessions, the lead independent director assists the board in assuring effective corporate governance. The lead independent director’s specific duties include:

•	providing the chairman of the board with input as to preparation of agendas for meetings;

•
advising the chairman of the board as to the quality, quantity and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	coordinating and developing the agenda for the executive sessions of the independent directors;

•	acting as principal liaison between the independent directors and the chairman of the board on sensitive issues;

•	evaluating, along with the members of the compensation committee, the chief executive officer’s performance and meeting with the chief executive officer to discuss such evaluation; and

•	acting as chairperson of the board in the absence of the chairman of the board or a vacancy in the position of chairman of the board.
The Board of Directors’ Role in Risk Oversight
The board of directors oversees our risk management process. This oversight is primarily accomplished through the board of directors’ committees and management’s reporting processes, including receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The audit committee focuses on risk related to accounting, internal controls, and financial and tax reporting. The audit committee also assesses economic and business risks and monitors compliance with ethical standards. The compensation committee identifies and oversees risks associated with our executive compensation policies and practices, and the nominating and corporate governance committee identifies and oversees risks associated with director independence, related party transactions and the implementation of corporate governance policies.

Policies Governing Director Nominations
Director Qualifications
The nominating and corporate governance committee of the board of directors is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and current make-up of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

•	nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

•	nominees must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

•	nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve;

•	nominees must be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards; and

•	nominees must, to the extent such nominee serves or has previously served on other boards, demonstrate a history of actively contributing at board meetings.
We do not have a formal diversity policy. However, pursuant to the Policy Governing Director Qualifications and Nominations, as part of its evaluation of potential director candidates and in addition to other standards the nominating and corporate governance committee may deem appropriate from time to time for the overall structure and composition of the board of directors, the nominating and corporate governance committee may consider whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.
Process for Identifying and Evaluating Director Nominees
The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.
Generally, the nominating and corporate governance committee identifies candidates for director nominee in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for Recommendation of Director Nominees by Stockholders
The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, shall follow the following procedures:
The nominating and corporate governance committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting.
All recommendations for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

•	Number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

•
Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;

•
All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected; and

•	A written statement from the stockholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.
Nominations must be sent to the attention of our secretary by U.S. mail (including courier or expedited delivery service) to:
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: Secretary of iRobot Corporation

Our secretary will promptly forward any such nominations to the nominating and corporate governance committee. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the board of directors.

Policy Governing Security Holder Communications with the Board of Directors
The board of directors provides to every security holder the ability to communicate with the board of directors as a whole and with individual directors on the board of directors through an established process for security holder communications as follows:
For communications directed to the board of directors as a whole, security holders may send such communications to the attention of the chairman of the board of directors by U.S. mail (including courier or expedited delivery service) to:
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: Chairman of the Board, c/o Secretary
For security holder communications directed to an individual director in his or her capacity as a member of the board of directors, security holders may send such communications to the attention of the individual director by U.S. mail (including courier or expedited delivery service) to:
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: [Name of the director], c/o Secretary
We will forward any such security holder communication to the chairman of the board, as a representative of the board of directors, or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the chairman of the board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders
Our policy is to schedule a regular meeting of the board of directors on the same date as our annual meeting of stockholders and, accordingly, directors are encouraged to be present at our stockholder meetings. The ten (10) board members, who were directors at the time of the annual meeting of stockholders held in 2013, attended the meeting.

Board of Directors Evaluation Program
The board of directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts its own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.
 Code of Ethics
We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of our website at http://www.irobot.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to: iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.irobot.com and/or in our public filings with the Securities and Exchange Commission.
For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors
The board of directors met seven (7) times during the fiscal year ended December 28, 2013, and took action by unanimous written consent eight (8) times. Each of the directors, with the exception of Dr. Gansler, attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings of all committees of the board of directors on which they served during fiscal 2013. Dr. Gansler attended 71% of the meetings of the board of directors. The board of directors has the following standing committees: audit committee; compensation committee; and nominating and corporate governance committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. A current copy of each charter is available at the Corporate Governance section of our website at http://www.irobot.com. Each committee reviews the appropriateness of its charter at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.
Audit Committee
The audit committee of the board of directors currently consists of Mr. Geisser, Ms. Deegan and Gen. Kern, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission, or SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Mr. Geisser serves as the chairman of the audit committee. In addition, the board of directors has determined that Mr. Geisser, Ms. Deegan and Gen. Kern are each financially literate and that Mr. Geisser and Ms. Deegan each qualifies as an “audit committee financial expert” under the rules of the SEC.
The audit committee met six (6) times during the fiscal year ended December 28, 2013. The audit committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.
As described more fully in its charter, the audit committee oversees the integrity of our financial statements, our accounting and financial reporting processes, our internal controls over financial reporting, our internal and external audit functions and the safeguarding of our assets. In fulfilling its role, the audit committee responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•
overseeing the performance of our internal auditors and internal audit functions, including reviewing the annual internal audit risk assessment as well as the scope of, and overall plans for, the annual internal audit program;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;

•	reviewing and discussing with management risk assessment and risk management, including cyber security;

•	overseeing the development of business continuity plans;

•	overseeing our compliance with certain legal and regulatory requirements including, but not limited to, the Foreign Corrupt Practices Act;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement: and

•	such other matters as the committee deems appropriate.

For additional information concerning the audit committee, see the “Report of the Audit Committee of the Board of Directors.”
Compensation Committee
The compensation committee of the board of directors currently consists of Mr. McNamee, Ms. Ellinger and Dr. Chwang, each of whom is an independent director within the meaning of the director independence standards of NASDAQ, a non-employee director as defined in Rule 16b-3 of the Exchange Act, and an outside director pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Mr. McNamee serves as the chairman of the compensation committee. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer and other executive officers;

•	overseeing and administering our compensation, welfare, benefit and pension plans and similar plans and determining the compensation of all executive officers; and

•	reviewing and making recommendations to the board with respect to director compensation.
The compensation committee met nine (9) times and took action by unanimous written consent five (5) times during the fiscal year ended December 28, 2013. The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee of the board of directors currently consists of Dr. Gansler and Messrs. McNamee and Sagan, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and applicable rules of the SEC. In May 2013, Mr. McNamee replaced Mr. Meekin, who did not stand for re-election at the 2013 annual meeting of stockholders, on the nominating and corporate governance committee. Mr. Sagan serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the board and management.
The nominating and corporate governance committee met four (4) times and took action by unanimous written consent one (1) time during the fiscal year ended December 28, 2013. The nominating and corporate governance committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.
Compensation Committee Interlocks and Insider Participation
During 2013, Dr. Chwang, Ms. Ellinger and Mr. McNamee served as members of the compensation committee. No member of the compensation committee was an employee or former employee of us or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

During the last year, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
This report is submitted by the audit committee of the board of directors. The audit committee currently consists of Mr. Geisser (chairman), Ms. Deegan and Gen. Kern. None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee meets the independence requirements promulgated by NASDAQ and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act. Each of Mr. Geisser and Ms. Deegan is an “audit committee financial expert” as is currently defined under SEC rules. The audit committee operates under a written charter adopted by the board of directors.
The audit committee oversees the Company's accounting and financial reporting processes on behalf of the board of directors. The Company's management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the Company's consolidated financial statements for the fiscal quarters and full year ended December 28, 2013, including a discussion of, among other things, the quarterly and annual earnings press releases, the quality of the Company's accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company's financial statements.
The audit committee also reviewed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission and other applicable regulations. The audit committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with PricewaterhouseCoopers LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has considered and discussed the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with that firm's independence.
The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company's internal control, including internal control over financial reporting; and the overall quality of the Company's financial reporting. Additionally, the audit committee meets in separate executive sessions with the Company’s Chief Financial Officer and the head of internal audit.
In accordance with SEC rules and PricewaterhouseCoopers LLP policies, lead and concurring audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide services to our Company to a maximum of five years. The selection of the lead audit partner pursuant to this rotation policy involves a meeting between the candidate for the role and the chair of the audit committee, as well as with the full audit committee and members of management.
The audit committee has also evaluated the performance of PricewaterhouseCoopers LLP, including, among other things, the length of time the firm has been engaged; its familiarity with our operations and businesses, accounting policies and practices, and our internal controls over financial reporting; and the appropriateness of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services in 2013, on an absolute basis and as compared to the scope of prior year audits. Information about PricewaterhouseCoopers LLP's fees for 2013 is discussed below in this proxy statement under “Proposal 2 - Ratification of Appointment of Independent Registered Public Accountants.” Based on its evaluation, the audit committee has retained PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the 2014 fiscal year.
Based on its review of the financial statements and the aforementioned discussions, the audit committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 28, 2013.
Respectfully submitted by the Audit Committee,
Andrea Geisser (chairman)
Gail Deegan
Paul J. Kern

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The compensation committee of the board of directors, which is comprised solely of independent directors within the meaning of applicable rules of The NASDAQ Stock Market, Inc., outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, is responsible for developing executive compensation policies and advising the board of directors with respect to such policies and administering the Company's cash incentive, stock option and employee stock purchase plans. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee retains the services of a compensation consultant and considers recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee. All decisions regarding chief executive officer and director compensation are reviewed and ratified by the full board. George McNamee, Deborah Ellinger and Ronald Chwang are the current members of the compensation committee.
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 28, 2013 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board of directors, and the board of directors has approved, that the CD&A be included in the proxy statement for the year ended December 28, 2013 for filing with the SEC.
Respectfully submitted by the Compensation Committee,
George C. McNamee (chairman)
Deborah Ellinger
Ronald Chwang

COMPENSATION AND OTHER INFORMATION
CONCERNING EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion & Analysis
Overview
Our compensation philosophy is based on a desire to balance retention of executive talent with pay for performance incentive compensation, which is designed to reward our named executive officers for continued service and our sustained financial and operating performance. We believe the compensation of our named executive officers should align our executives' interests with those of our stockholders and focus executive behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies. It is the responsibility of the compensation committee of our board of directors to administer our compensation practices to ensure they are competitive and include incentives designed to appropriately drive our performance, including Adjusted EBITDA, revenue and, when appropriate, individual objectives. Our compensation committee reviews and approves elements of executive compensation, including executive officer base salaries, cash incentives and equity awards.
Our performance as a Company in 2013 was excellent. Full year revenue of $487 million represented an increase of 12% from full year revenue in 2012, and earnings per share of $0.94 in 2013 was ahead of earnings per share of $0.61 in 2012. In particular, our home robot business revenue continued to grow more than 20% over the prior year, while defense & security revenue delivered results consistent with our expectations while continuing to reduce reliance on the U.S. Department of Defense. In addition, we began shipping remote presence robots into the healthcare market and positioned ourselves to begin selling Ava 500 business collaboration robots in the first half of 2014. This excellent performance was reflected in a 90% stock price appreciation in fiscal 2013 over fiscal 2012.
Based on our strong 2013 performance, our named executive officers received significant incentive cash compensation in 2013, while maintaining a significant portion of their compensation in the form of long-term incentives. We believe our compensation philosophies, as described below, have aligned executive compensation with Company performance.
Objectives of Our Compensation Programs
Our compensation programs for our executive officers are designed to achieve the following objectives:

•	Provide competitive compensation that attracts, motivates and retains the best talent and the highest caliber executives to help us to achieve our strategic objectives;

•	Connect a significant portion of the total potential compensation paid to executives to our annual financial performance;

•	Align management's interest with the interests of stockholders through long-term equity incentives; and

•	Provide management with performance goals directly linked to our annual plan for growth and profit.
We believe the compensation of our named executive officers should reflect their success as a management team, rather than as individuals, in attaining key operating objectives, such as improved Adjusted EBITDA performance, improved operating income as a percentage of revenue and revenue growth. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses, net intellectual property litigation expense, restructuring expense and non-cash stock compensation.
We also believe that the compensation of our named executive officers should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our named executive officers.
Methodologies for Establishing Executive Compensation
The compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate. In determining the appropriate compensation levels for our chief executive officer, the compensation committee meets outside the presence of all our executive officers with the exception of the senior vice president, human resources. With respect to the compensation levels of all other named executive officers, the compensation committee meets outside the presence of all executive officers except our chief executive officer and, as needed, our senior vice president, human resources. Our chief executive officer annually reviews the performance of each of the other named executive officers' with the compensation committee.
The compensation committee has engaged an independent compensation consultant to work with our human resources department and the chief executive officer to develop recommendations regarding base salary levels, target incentive awards and actual payouts, performance goals for incentive compensation and equity awards for named executive officers, other than himself. In conjunction with the annual performance review of each named executive officer in February of each year, the compensation committee carefully considers the recommendations of the chief executive officer when setting base salary, bonus payments under the prior year's incentive compensation plan, and target amounts and performance goals for the current year's incentive compensation plan. In addition, the compensation committee similarly determines equity incentive awards, if any, for each named executive officer.
Moreover, the compensation committee considers the results of the advisory vote on named executive officer compensation, or the "say on pay" vote, that is completed each year at our annual meeting of stockholders. For compensation determinations made by the compensation committee in February 2013, for example those related to setting base salaries and long-term incentive compensation as discussed herein, the compensation committee reviewed and considered the results of the then-most recent say on pay vote in May 2012, which were as follows:

For	17,851,593	92.64%
Against	1,371,142	7.11%
Abstain	45,606	0.24%
At the May 2013 annual meeting of stockholders, subsequent to the February 2013 annual determinations of the compensation committee, a meaningfully smaller majority of our stockholders voted to approve our say on pay proposal. The results of the say on pay vote held in May 2013 were as follows:

For	11,448,782	59.55%
Against	7,646,078	39.77%
Abstain	129,742	0.68%
As a result, the compensation committee solicited feedback from institutional investors and proxy advisory firms, which resulted in certain changes in short- and long-term compensation, discussed in more detail below.
As part of ongoing efforts to be responsive to the concerns of our investors regarding our executive compensation programs and to reward outstanding operational and financial performance, the compensation committee will, in consultation with its independent compensation consultant, continue to consider changes to our compensation programs as appropriate in response to input from stockholders and evolving factors such as the business environment and competition for talent.
The compensation committee will continue to consider the outcome of our say on pay votes, regulatory changes and emerging best practices when making future compensation decisions for our named executive officers.
Our compensation plans are developed, in part, by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the technology, defense, household durables and robotics industries. We believe that the practices of this group of companies provide us with appropriate compensation benchmarks, because these companies have similar organizational structures and tend to compete with us to attract executives and other employees. For benchmarking executive compensation, we typically review the compensation data for companies with revenues, numbers of employees and market capitalizations similar to our profile.
Compensation Consultant
The compensation committee engaged an independent compensation consultant, Pearl Meyer & Partners, LLC ("PM&P"), to help evaluate peer companies for cash and long-term incentive compensation purposes, analyze applicable compensation data and determine appropriate compensation levels and plan design for our executive officers. PM&P also helps review the peer group annually, provides the compensation committee with up to date information and trends in the marketplace, as well as assists the compensation committee in understanding the Company's alignment of pay and performance. Neither the compensation committee nor the Company has retained PM&P for any other purpose.
Compensation Comparisons
Developing a peer group for compensation comparison purposes is not an easy task for our Company. Each year we watch as industry analysts and proxy advisory firms, who struggle to understand our business, also struggle to find reasonable industry comparisons for compensation peer group purposes. We do not have any “true” robotic comparator companies that are publicly-traded, stand-alone, U.S.-based or size-appropriate. We believe our mix of technology and technology/consumer products peer group firms is appropriate for compensation and performance comparison purposes, but our peer group firms differ substantially from the peer groups used by proxy advisory firms. These firms tend to compare us to organizations in the Consumer Durables industry such as home builders, retailers and furniture distributors/manufacturers. These differences in peer group firms used to determine alignment of pay and performance result in substantial differences in Company performance and how compensation is valued and delivered to executives. Technology and technology/consumer products perform and pay reasonably different from home builders, retailers and furniture distributors/manufacturers. The compensation committee takes all of these unique dynamics into account annually when reviewing our peer group firms.
The following selection criteria, developed in conjunction with the compensation committee, which are thoroughly reviewed and adjusted (as needed), were used to develop the comparative peer group used in assessing the competitiveness of our executive compensation for purposes of fiscal 2013 compensation actions:

•	Companies with revenues within a similar range and generally similar market capitalization;

•
Companies within comparable industries that focus on high-tech products (e.g., information technology, consumer durables, consumer services, aerospace/defense, capital goods, electronics equipment, instruments and components, healthcare technology, etc.);

•	Companies with highly-engineered products and complex technologies with multiple industry applications;

•	Technology companies whose products contain both hardware and software components; and

•	Companies with moderate to high sales growth and opportunity.

•	Other criteria also considered include:

•	Companies classified as “disruptive innovation;”

•	Companies with products with brand recognition and/or disposable income “luxury” goods; and

•	Companies with moderate margins and levels of research and development expense.
Due to changes in revenues, Esterline Technologies Group, Intuitive Surgical, Inc. and Trimble Navigation Ltd were removed from the peer group, and Leapfrog Enterprises, Inc. and Netgear, Inc. were added to the 2013 peer group. The resulting peer group consisted of the following 15 firms:

Accuray Incorporated	Orbital Sciences Corporation
AeroVironment, Inc.	Plantronics, Inc.
American Science and Engineering, Inc.	SeaChange International, Inc.
Bruker Corporation	Synaptics Incorporated
Cognex Corporation	Tivo, Inc.
Leapfrog Enterprises, Inc.	Universal Electronics, Inc.
Mercury Systems, Inc.	Voxx International Corp.
Netgear, Inc.

These 15 companies, at the time of the analysis, had median annual revenues of $463 million and a median market capitalization of $598 million, compared to our 2013 annual revenue of $487 million and year-end market capitalization of $1.0 billion.
We annually reassess the relevance of our peer group and make changes when judged appropriate. We believe that the use of benchmarking is an important factor in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.
The compensation committee reviews all components of compensation for named executive officers. In accordance with its charter, the compensation committee also, among other responsibilities, administers our incentive compensation plan, and reviews and makes recommendations to management on company-wide compensation programs and practices. In setting compensation levels for our executive officers in fiscal 2013, the compensation committee considered many factors in addition to the benchmarking described above, including, but not limited to:

•	the scope and strategic impact of the executive officer's responsibilities,

•	our past business and segment performance, and future expectations,

•	our long-term goals and strategies,

•	the performance and experience of each individual,

•	past compensation levels of each individual and of the named executive officers as a group,

•	relative levels of pay among the executive officers,

•	the amount of each component of compensation in the context of the executive officer's total compensation and other benefits,

•	for each named executive officer, other than the chief executive officer, the evaluations and recommendations of the chief executive officer, and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant's analysis.
The compensation committee determines compensation for our chief executive officer using the same factors it uses for other executive officers, while placing greater emphasis on performance-based opportunities through long-term equity and short-term cash incentive compensation, which we believe better aligns our chief executive officer's interests with our success and the interests of our stockholders. In assessing the compensation paid to our chief executive officer, the compensation committee relies on both information from our selected benchmarks and its judgment with respect to the factors described above.
Elements of Compensation
Our executive compensation program consists of three primary elements: salary, an annual cash incentive, and long-term equity interests, primarily in the form of stock options and restricted stock units. All of our executive officers also are eligible for certain benefits offered to employees generally, including life, health, disability and dental insurance, as well as participation in our 401(k) plan. We have also entered into security agreements with our executive officers that provide for certain severance benefits upon termination of employment, including a termination in connection with a change in control of the Company.
Base Salary
The compensation committee believes our executive officers, including our chief executive officer, are paid salaries in line with their qualifications, experience and responsibilities. Salaries are structured so they are within the range of salaries paid by the peer companies reviewed by the compensation committee in the technology and robotics industry. We generally aim to set base salaries for each of our executives between the 40th and 60th percentiles in the technology and robotics industry and also take into consideration many additional factors (described below) that we believe enable us to attract, motivate and retain our leadership team in an extremely competitive environment. Salaries are generally reviewed on an annual basis.
The compensation committee reviewed the base salaries for each of our executive officers, taking into account an assessment of the individual's responsibilities, experience, individual performance and contribution to our performance, and also generally takes into account the competitive environment for attracting and retaining executives consistent with our business needs. With respect to each of our executive officers, other than Mr. Angle, Mr. Angle provided a detailed evaluation and recommendation related to base salary adjustments, if any.
We believe the base salaries paid to our executive officers during our fiscal year 2013 helped to achieve our executive compensation objectives. In addition, we believe that the base salaries of our named executive officers, which range from 20% to 39% as a percentage of total compensation, are set at an appropriate level to keep a significant portion of executive compensation at risk as part of our compensation philosophy.
In light of the considerations discussed above, the base salaries of our named executive officers were increased for fiscal year 2013 as follows: In February 2014 and as part of the annual review process, the compensation committee also approved base salary adjustments for 2014 also noted in the table below.

	2012 Base Salary	% Increase	2013 Base Salary	% Increase	2014 Base Salary
Colin M. Angle	$525,000	19.0%	$625,000	4.0%	$650,000
Alison Dean	$249,930	30.0%	$325,000	23.1%	$400,000
Russell J. Campanello	$300,000	8.3%	$325,000	0.0%	$325,000
Paolo Pirjanian	$278,250	16.8%	$325,000	7.7%	$350,000
Glen D. Weinstein	$325,000	3.1%	$335,000	4.0%	$348,500
John J. Leahy	$375,000	14.7%	$430,000	N/A	N/A
Jeffrey A. Beck	$410,000	4.9%	$430,000	N/A	N/A

In April 2013, Mr. Leahy resigned as Executive Vice President, Chief Financial Officer and Treasurer and Ms. Dean was appointed Executive Vice President, Chief Financial Officer and Treasurer. In conjunction with her promotion, and additional responsibilities for supervising additional functions such as facilities, information technology and operations, Ms. Dean's base salary was increased substantially. In November 2013, Mr. Beck resigned as Chief Operating Officer and his employment with the Company terminated in December 2013.
In November 2013, Dr. Pirjanian assumed responsibility for all engineering, research and development functions at the Company as an executive officer.
Other Benefits and Perquisites
We also have various broad-based employee benefit plans. Our executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed by or paid to executive officers under these plans. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis. We do not provide pension arrangements or post-retirement health coverage for our named executive officers or other employees. We also maintain insurance and other benefit plans for our employees. We offer no perquisites that are not otherwise available to all of our employees.
Cash Incentive Compensation
The compensation committee believes that a portion of overall cash compensation for executive officers should be contingent upon successful achievement of significant financial and business objectives and implementation of our business strategy. For our named executive officers, including our chief executive officer, the granting of cash incentive payments is based on an evaluation of achievement against predetermined financial and operational metrics in accordance with our Senior Executive Incentive Compensation Plan that was adopted by the compensation committee. For each named executive officer, 100% of his or her target cash incentive compensation in 2013 was tied to key financial and operating performance measures. Target cash incentives for named executive officers are generally targeted between the 40th and 60th percentiles of similar cash incentives provided to officers in peer companies reviewed by the compensation committee in the technology and robotics industries. The amount of cash incentives paid to the named executive officers, however, is subject to the assessment of the compensation committee of our performance in general and the achievement of specific goals.
For fiscal 2013, the target bonus awards under our Senior Executive Incentive Compensation Plan for each of our named executive officers, as a percentage of base salary earned during the fiscal year, are summarized in the table below. Mr. Leahy resigned from the Company on April 5, 2013 and, accordingly, was not eligible to receive a bonus under the Senior Executive Incentive Compensation Plan. These target bonus amounts were set at levels the compensation committee determined were appropriate in order to achieve our objective of retaining those executives who perform at or above the levels necessary for us to achieve our business plan, which, among other things, involved growing our Company in a cost-effective way.

	Incentive Bonus Award Opportunity Payout Scale (% of base salary)
	Threshold (35% of target opportunity) (1)	Target (100%)	Maximum (190% of target opportunity) (2)
Colin M. Angle	35.00%	100%	190.00%
Alison Dean	21.00%	60%	114.00%
Russell J. Campanello	21.00%	60%	114.00%
Paolo Pirjanian	21.00%	60%	114.00%
Glen D. Weinstein	21.00%	60%	114.00%
Jeffrey A. Beck	26.25%	75%	142.50%

(1)	Threshold payments are made only after the Company has achieved certain Adjusted EBITDA, excluding cash incentive compensation expense.

(2)	This reflects the maximum incentive cash payout levels established under our Senior Executive Incentive Compensation Plan for 2013 based on the specific targets established for fiscal 2013.
For 2014, Ms. Dean's target bonus award was increased to 62.5% of her base salary. The target bonus awards for the other named executive officers remained the same for fiscal 2014.
While the Senior Executive Incentive Compensation Plan is designed to provide cash incentive payments based upon objectively determinable formulas that tie cash incentive payments to specific financial goals and strategic milestones, the compensation committee retains the discretion to adjust cash incentive payments under the Senior Executive Incentive Compensation Plan based upon additional factors.

The following table summarizes the performance measures, associated weightings and goals for each of the named executive officers. As discussed previously, the payout opportunity ranges from 35% of the target incentive opportunity for achieving threshold level of performance to 190% of the target incentive opportunity for achieving maximum level of performance.

Performance Measure	Weighting	Performance Goal
		Threshold	Target	Maximum
Adjusted EBITDA, excluding cash incentive compensation expense	70%	$53.2 million	$59.1 million	$76.8 million
Revenue	30%	$391.5 million	$489.4 million	$636.2 million
The compensation committee chose this mix of financial targets for cash incentive compensation because it believes that executive officers should be focused on a small set of critical, team-based financial and operating metrics that reinforce the executive's role and impact. Also, the compensation committee established a hurdle where the available total incentive compensation payout for the entire employee base - including the named executive officers - would be reduced on a dollar-for-dollar basis if Adjusted EBITDA, excluding cash incentive compensation expense, fell below $53.2 million.
The following table shows our achievement against the various metrics used for calculating the 2013 cash incentive compensation for our named executive officers:

Metric	Minimum	Target (100%)	Maximum	2013 Actual Performance	Actual Percentage Earned (as % of target)
	$ in millions
Adjusted EBITDA, excluding cash incentive compensation expense	$53.2	$59.1	$76.8	$75.3	182%
Company Revenue	$391.5	$489.4	$636.2	$487.4	98%
Based on our achievement of the performance metrics set forth above, the following cash awards were made to the named executive officers for performance in fiscal 2013 pursuant to our Senior Executive Incentive Compensation Plan:

	Incentive Bonus Award
	Original Target Incentive Opportunity	Achievement	ICP Earned
Colin M. Angle	$625,000	157%	$981,250
Alison Dean	$195,000	157%	$306,150
Glen D. Weinstein	$201,000	157%	$315,570
Russell J. Campanello	$195,000	157%	$306,150
Paolo Pirjanian	$195,000	157%	$306,150
John J. Leahy(1)	$—	—%	$—
Jeffrey A. Beck (2)	$322,500	157%	$506,325

(1)	Mr. Leahy retired from the Company on April 5, 2013 and therefore was ineligible to receive a bonus under the Senior Executive Incentive Compensation Plan for 2013.

(2)
Mr. Beck's ICP Earned represents a cash payment, pursuant to a Separation Agreement dated November 25, 2013 between the Company and Mr. Beck, in an amount equal to what he would have received as a bonus for fiscal 2013 under the Company's Senior Executive Incentive Compensation Plan had his employment continued until the bonus payments were made to the other named executive officers under the Senior Executive Incentive Compensation Plan.

No discretionary bonuses were paid with respect to fiscal 2013.

Long-Term Incentives

Executive officers (and other employees) are eligible to receive restricted stock, stock option grants, restricted stock units and other stock awards that are intended to promote success by aligning employee financial interests with long-term stockholder value. Long-term incentives are awarded based on various factors primarily relating to the responsibilities of the individual officer or employee, his or her past performance, anticipated future contributions, prior grants and Company performance. In general, our compensation committee bases its decisions to grant long-term incentives on recommendations of our chief executive officer and the compensation committee's analysis of peer group and industry compensation information, with the intention of keeping the executives' overall compensation at a competitive level with the comparator companies reviewed by the compensation committee in the technology and robotics industries. Our compensation committee also takes into consideration the number of shares of common stock outstanding, the number of shares of common stock authorized for issuance under our equity compensation plans, the number of options and shares held by the executive officer for whom an award is being considered and other elements of the officer's compensation, as well as our compensation objectives and policies described above when reviewing the long-term incentive program.

In March 2013, we granted stock options and restricted stock unit awards to our named executive officers. We also granted stock options and restricted stock unit awards to Ms. Dean in connection with her promotion during 2013. For these grants, the compensation committee allocated 20% of the total value of our long-term annual equity awards to senior executives to stock options and 80% to restricted stock units. The compensation committee believes a mix in our long-term equity awards between stock options and restricted stock units aligns the incentives of our executives with the interests of our stockholders and the long-term performance of the Company by directly tying a significant portion of the value that may be realized from our equity compensation to an increase in our stock price.

In May 2013, we held our annual say on pay vote to approve named executive officer compensation. As discussed, approximately 60% of the votes cast voted in favor of our executive compensation program, representing a substantial decrease from the approximately 93% approval of our say on pay vote in 2012. While representing majority support for the named executive officer compensation, these results were below what we deem satisfactory.

Leading up to and following our 2013 say on pay vote, our compensation committee Chairman, along with senior members of management, met with a diverse mix of our institutional investors and with proxy advisory firms to discuss our executive compensation program in an effort to better understand the underlying reasons for our say on pay results.

Consistent with the feedback we received from our stockholders, we have introduced a significant change to our long-term incentive program. The initial equity grants under this new program were made in March 2014, immediately following our 2013 annual performance review cycle, consistent with the Company's historical annual grant timing. While this important change in the compensation philosophy is not reflected in the summary compensation table reported in this proxy (which only details equity grants made during fiscal year 2013), we believe that a detailed explanation of our new program is warranted.

First, and most importantly, we have enhanced our commitment to performance-based equity in our long-term incentive program for our named executive officers. Our new long-term incentive program for our named executive officers includes a mix of three different instruments: performance share units (“PSUs”); stock options; and restricted share units (“RSUs”).

Fifty percent (50%) of equity value will be directly tied to financial metric performance and stock appreciation through the use of performance share units (25%) and stock options (25%) and the remaining 50% will be in the form of restricted stock units. The compensation committee expects the mix of long-term equity vehicles to evolve, as needed, in coming years to continue to best align and support our business strategy.

The Company’s and compensation committee’s goals for selecting metrics for the PSUs component of the long-term incentive program include:

•	Alignment with business strategy;

•	Alignment with stockholder interest in improving long-term business fundamentals;

•	Correlation with total stockholder return;

•	Complementary to our short-term incentive metrics;

After a thoughtful process and consideration of various metrics, it was determined that operating income percent (with a threshold requirement for a minimum amount of revenue growth) is the optimal initial metric for our performance share unit component. We believe operating income percent is an excellent measure of the underlying profitability of the enterprise and it has historical correlation with total stockholder return. Operating income percent is also a regularly reported financial measure, is understood by our investor base, and can be reasonably forecasted over the relevant performance period. We believe operating income percent in our long-term incentives coupled with the revenue component of our short-term incentives provides strong executive focus on important short- and long-term business drivers.

While this single metric was chosen for the initial implementation of the new performance share unit component, in future years, other metrics may be selected to further optimize and align the incentives of management with our business strategy.

Under the 2014 PSUs, the number of shares actually earned at the end of the three year period will range from 0% to 100% of the target number of PSUs granted based on the Company’s performance against three year operating income goals. In addition, while all vesting of earned PSUs occurs on the third anniversary of the date of grant, achievement of intermediate targets for 2014, 2015 and/or 2016 will allow PSUs to be deemed earned but not yet vested for the intermediate periods. Achievement of the cumulative target will allow all shares subject to the PSUs to be earned regardless of the achievement of the intermediate 2014, 2015 and 2016 targets.

Unvested awards are not eligible to receive any dividends or voting rights until the point at which any shares are earned and vested.

Also, the Company determines the value of its annual equity awards early in the year (usually in March). Annual awards are sized relative to Company and individual performance for the prior year as is a typical practice for many companies. By granting our annual awards at the beginning of each year and using the prior year’s performance to size our awards, there could be a possible disconnect with our awards relative to our performance in the year of grant.

We believe our new performance focused long-term incentive program, implemented in 2014 and the alignment of our annual incentive bonus payouts with actual Company performance have addressed many of our key stockholders’ concerns. When voting on 2014 say on pay, we encourage stockholders to consider the evolution of our executive compensation program, alignment of our pay and performance for 2013, and our overall Company performance and increased stockholder value created in the most recent year.
Stock Ownership Guidelines and Hedging/Pledging Policy
We introduced equity ownership guidelines in 2011 to further align the interests of our senior management and directors with those of our stockholders. Under the guidelines, executives are expected to hold common stock in an amount equal to a multiple of their base salary as determined by their position. The guidelines range from two times base salary to six times base salary for our chief executive officer. In addition, under the guidelines, our directors are expected to hold common stock in an amount equal to six times their current board retainer fee. For purposes of these guidelines, stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted stock and in-the-money vested stock options, but does not include unvested restricted stock units or unvested stock options. Executives and directors are expected to meet their ownership guidelines within five years of becoming subject to the guidelines. All executives and directors are currently meeting or are working to achieve these guidelines within the five year time period.

Moreover, since 2005, we have had a written insider trading policy that prohibits holding Company securities as collateral in a margin account and prohibits pledging of Company securities as collateral for a loan unless the pledge has been approved by the compensation committee of the board of directors. To date, no such approval has requested or given.
Executive Agreements
We have entered into executive agreements with each of our named executive officers. The executive agreements provide for severance payments equal to 50% of such officer's annual base salary at the highest annualized rate in effect during the one-year period immediately prior to termination, payable in six equal monthly installments, as well as monthly premium payments for continued health, dental and vision benefits for up to six months following termination, in the event that we terminate his or her employment other than for cause, as defined in the executive agreements. In addition, these executive agreements provide that if we experience a change in control, as defined in the executive agreements, and the employment of such officer is terminated by the Company without cause at any time within the period beginning on the date that is 45 days prior to the date of the public announcement of the execution of a definitive agreement for a change in control and ending on the first anniversary of the effective date of the change in control, or if such officer terminates his or her employment for good reason, as defined in the executive agreements, during the one-year period following the change in control, then all unvested equity held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 200% of his or her annual base salary, at the highest annualized rate in effect during the period immediately prior to the effective date of the change in control and the date of termination of employment, and 200% of such officer's highest target cash incentive with respect to the year prior to the year in which the change in control occurred and ending in the year in which the officer’s employment is terminated, each payable in 24 equal monthly installments, as well as monthly premium payments for continued health, dental and vision benefits for up to 24 months following termination. There are no tax gross-ups payable under the executive agreements.
It is the belief of the compensation committee that these provisions are consistent with executive severance arrangements that are customary for public companies at our stage of development and are necessary in order to hire and/or retain our key talent.
Tax Deductibility of Executive Compensation
In general, under Section 162(m) of the Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code.
Risk Oversight of Compensation Programs
The compensation committee annually reviews and believes our compensation program for executive officers is not structured to be reasonably likely to present a material adverse risk to us based on the following factors:

•
Our compensation program for executive officers is designed to provide a balanced mix of cash and equity and annual and longer-term incentives, including compensation based on the achievement of performance targets.

•
The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance so executives do not feel pressured to focus primarily on stock price performance to the detriment of other important business metrics.

•	Our stock option grants and restricted stock unit grants generally vest over four years and, in the case of stock options, are only valuable if our stock price increases over time.

•	Maximum payout levels for cash incentive compensation are capped.

•	Our stock ownership guidelines align the interests of our executive officers with those of our stockholders.
Compensation Consultant Independence

Pursuant to its charter, the compensation committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant.

In 2012 in preparation for the 2013 fiscal year, the compensation committee retained PM&P as its independent executive compensation consultant.  None of our management team participated in the compensation committee's decision to retain PM&P.  PM&P reports directly to the compensation committee, and the compensation committee may replace PM&P or hire additional consultants at any time.  PM&P attends meetings of the compensation committee, as requested, and communicates with the chairman of the compensation committee between meetings; however, the committee makes all decisions regarding the compensation of the Company's executive officers.

PM&P provides various executive compensation services to the compensation committee with respect to our executive officers and other key employees at the committee's request.  The services PM&P provides include advising the compensation committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of our program design and awards in relationship to our performance.

The compensation committee reviews the services provided by its outside consultants and believes PM&P is independent in providing executive compensation consulting services.  The compensation committee conducted a specific review of its relationship with PM&P in 2013, and determined PM&P's work for the compensation committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act and by the SEC and NASDAQ.  In making this determination, the compensation committee noted the following during 2013:

•
PM&P did not provide any services to us or our management other than service to the compensation committee (including compensation benchmarking for our senior leadership team), and it its services were limited to executive compensation consulting.

•	Fees paid by us to PM&P represented 0.1% of PM&P's total revenue for the period December 2012 through November 2013;

•	PM&P maintains a Conflicts Policy and an Insider Trading Policy which were provided to the compensation committee with specific policies and procedures designed to ensure independence;

•	None of the PM&P consultants on our account had any business or personal relationship with our compensation committee members;

•	None of the PM&P consultants on our account, or PM&P, had any business or personal relationship with our executive officers; and

•	None of the PM&P consultants on our account directly own shares of our stock.

The compensation committee continues to monitor the independence of its compensation consultant on a periodic basis.

Executive Compensation Summary
The following table sets forth summary compensation information for our chief executive officer, chief financial officer and the three other most highly compensated executive officers:
SUMMARY COMPENSATION TABLE - 2013

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Colin M. Angle	2013	613,462	—	1,514,475		379,237		981,250	7,650		3,496,074
Chairman, Chief Executive Officer and Director	2012	525,000	105,000	2,160,438		535,742		—	7,500		3,333,680
	2011	519,231	—	763,344		754,374		692,158	7,350		2,736,457

Alison Dean (5)
Executive Vice President, Chief Financial Officer and Treasurer	2013	308,838	—	721,142		179,783		306,150	7,650		1,523,563

Russell J. Campanello	2013	322,115	—	270,319		67,618		306,150	7,650		973,852
Executive Vice President, Human Resources and Corporate Communications	2012	300,000	82,000	557,060		72,176		—	7,500		1,018,736
	2011	300,000	—	—		—		200,700	7,350		508,050

Paolo Pirjanian	2013	319,606	—	270,319		67,618		306,150	7,650		971,343
Executive Vice President, Chief Technology Officer

Glen D. Weinstein	2013	333,846	—	270,319		67,618		315,570	7,650		995,003
Executive Vice President and Chief Legal Officer	2012	311,289	74,497	593,019		146,916		—	7,500		1,133,221

John J. Leahy (6)	2013	109,423	—	—		—		—	7,090		116,513
Former Executive Vice President, Chief Financial Officer and Treasurer	2012	375,000	112,500	666,080		165,020		—	7,500		1,326,100
	2011	373,531	—	311,364		307,508		324,433	7,350		1,324,186

Jeffrey A. Beck (7)	2013	427,693	—	561,784	(8)	140,740	(8)	—	744,840	(9)	1,875,057
Former Chief Operating Officer	2012	403,077	104,200	1,255,942		310,322		—	7,500		2,081,041
	2011	347,960	—	225,990		223,642		302,029	7,350		1,106,971

(1)	Represents salary earned in the fiscal years presented, which covered 52 weeks for fiscal years 2013, 2012 and 2011.

(2)
Represents the aggregate grant date fair value for stock and option awards granted in the fiscal years ended December 28, 2013, December 29, 2012 and December 31, 2011, as appropriate, in accordance with FASB ASC Topic 718. See the information appearing in note 9 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 for certain assumptions made in the valuation of stock and option awards.

(3)	Represents amounts paid in 2014 under the Company's Senior Executive Incentive Compensation Plan for performance in the fiscal year ended December 28, 2013.

(4)
Includes 401(k) matching contributions for each of our named executive officers. Excludes medical, group life insurance and certain other benefits received by the named executive officers that are available generally to all of our salaried employees and certain perquisites and other personal benefits received by the named executive officers which do not exceed $10,000 in the aggregate.

(5)	Ms. Dean was appointed Executive Vice President, Chief Financial Officer and Treasurer on April 5, 2013.

(6)
Mr. Leahy resigned as Executive Vice President, Chief Financial Officer and Treasurer effective April 5, 2013. The amount in the Salary column for Mr. Leahy represents base salary paid to Mr. Leahy from December 30, 2012 through April 5, 2013.

(7)	Mr. Beck resigned as Chief Operating Officer effective November 25, 2013 and his employment with the Company terminated on December 27, 2013.

(8)
Pursuant to the terms of a Separation Agreement between the Company and Mr. Beck, dated November 25, 2013 (the “Separation Agreement”), the Company accelerated the vesting of 9,219 shares of common stock underlying Mr. Beck’s stock options and 21,207 restricted stock units held by Mr. Beck.

(9)
Includes cash severance payments of $215,000, health, dental and vision insurance contribution benefits of $9,816, vacation payout of $6,049, 401(k) matching contribution of $7,650 and a cash payment of $506,325, which is equal to the amount that Mr. Beck would have received under the Company’s Senior Executive Incentive Compensation Plan if he had remained employed by the Company through the date on which amounts were paid to the executive officers under such plan, pursuant to the Separation Agreement.

Grants of Plan-Based Awards in 2013
The following table sets forth, for each of the named executive officers, information about grants of plan-based awards during fiscal year 2013:
GRANTS OF PLAN-BASED AWARDS — 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Colin M. Angle	—	—	625,000	1,250,000	—	—	—	—
	3/8/2013	—	—	—	66,250	—	—	1,514,475
	3/8/2013	—	—	—	—	36,175	22.86	379,237

Alison Dean	—	—	195,000	390,000	—	—	—	—
	3/8/2013	—	—	—	9,100	—	—	208,026
	6/7/2013	—	—	—	14,800	—	—	513,116
	3/8/2013	—	—	—	—	4,975	22.86	52,155
	6/7/2013	—	—	—	—	8,475	34.67	127,628

Russell J. Campanello	—	—	195,000	390,000	—	—	—	—
	3/8/2013	—	—	—	11,825	—	—	270,319
	3/8/2013	—	—	—	—	6,450	22.86	67,618

Paolo Pirjanian	—	—	195,000	390,000	—	—	—	—
	3/8/2013	—	—	—	11,825	—	—	270,319
	3/8/2013	—	—	—	—	6,450	22.86	67,618

Glen D. Weinstein	—	—	201,000	402,000	—	—	—	—
	3/8/2013	—	—	—	11,825	—	—	270,319
	3/8/2013	—	—	—	—	6,450	22.86	67,618

John J. Leahy (3)	—	—	322,500	645,000	—	—	—	—

Jeffrey A. Beck	—	—	322,500	645,000	—	—	—	—
	3/8/2013	—	—	—	24,575	—	—	561,784	(4)
	3/8/2013	—	—	—	—	13,425	22.86	140,740	(5)

(1)
This reflects the threshold, target and maximum incentive cash payout levels established under our Senior Executive Incentive Compensation Plan. The actual amounts paid for fiscal year 2013 are disclosed in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)	All stock awards and option awards were made pursuant to our 2005 Stock Option and Incentive Plan (the “2005 Plan”).

(3)
Represents the target and maximum amount of Mr. Leahy’s incentive payments under the Senior Executive Cash Incentive Compensation Plan. Mr. Leahy’s employment with the Company terminated on April 5, 2013 and, as a result, Mr. Leahy did not receive any cash incentive payment for the year ended December 28, 2013,

(4)	Pursuant to the terms of the Separation Agreement, the Company accelerated the vesting of 21,207 restricted stock units underlying this award.

(5)
Pursuant to the terms of the Separation Agreement, the Company accelerated the vesting of 9,219 shares of common stock underlying this stock option. This amount also includes the grant date fair value and the incremental fair value of the modified option.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth, for each of the named executive officers, information about unexercised option awards and other unvested equity awards that were held as of December 28, 2013. As of December 28, 2013, Mr. Leahy did not hold any outstanding unexercised stock options or other unvested equity awards.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END — 2013

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Colin M. Angle	5/25/2007		21,333	—	16.03	5/25/2014	—	—
	3/28/2008		26,000	—	17.13	3/28/2015	—	—
	2/20/2009		73,829	—	7.76	2/20/2016	—	—
	4/2/2010		99,707	14,243	14.52	4/2/2017	7,562	267,770
	4/1/2011		28,250	16,950	33.48	4/1/2018	11,400	403,674
	3/9/2012		17,862	22,963	26.59	3/9/2019	60,937	2,157,779
	3/8/2013		—	36,175	22.86	3/8/2020	66,250	2,345,913

Alison Dean	7/27/2007		416	—	18.74	7/27/2014	—	—
	7/25/2008		1,873	—	14.09	7/25/2015	—	—
	4/2/2010		9,625	1,375	14.52	4/2/2017	725	25,672
	4/1/2011		4,610	2,765	33.48	4/1/2018	1,862	65,933
	3/9/2012		2,068	2,657	26.59	3/9/2019	7,050	249,641
	3/8/2013		—	4,975	22.86	3/8/2020	9,100	322,231
	6/7/2013		—	8,475	34.67	6/7/2020	14,800	524,068

Russell J. Campanello	12/30/2010		28,750	31,250	24.53	12/30/2017	17,500	619,675
	3/9/2012		2,406	3,094	26.59	3/9/2019	15,712	556,362
	3/8/2013		—	6,450	22.86	3/8/2020	11,825	418,723

Paolo Pirjanian	10/1/2012	(4)	9,306	17,993	4.81	6/11/2022	—	—
	10/1/2012	(4)	2,212	1,622	3.54	5/6/2021	—	—
	12/7/2012		25,000	75,000	18.47	12/7/2019	22,500	796,725
	3/8/2013		—	6,450	22.86	3/8/2020	11,825	418,723

Glen D. Weinstein	5/25/2007		3,500	—	16.03	5/25/2014	—	—
	4/2/2010		20,825	2,975	14.52	4/2/2017	1,575	55,771
	4/1/2011		7,110	4,265	33.48	4/1/2018	2,874	101,768
	3/9/2012		2,549	3,276	26.59	3/9/2019	8,681	307,394
	9/7/2012		1,727	3,798	25.99	9/7/2019	8,231	291,460
	3/8/2013		—	6,450	22.86	3/8/2020	11,825	418,723

Jeffrey A. Beck (5)	4/2/2010		4,031	—	14.52	4/2/2017	—	—
	4/1/2011		3,351	—	33.48	4/1/2018	—	—
	3/9/2012		2,850	—	26.59	3/9/2019	—	—
	9/7/2012		3,150	—	25.99	3/9/2019	—	—
	3/8/2013		3,357	—	22.86	3/8/2020	—	—

(1)	Stock option grants vest over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and the remainder in equal quarterly installments thereafter.

(2)	Restricted stock unit awards vest over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant.

(3)	Amounts disclosed in this column were calculated based on the fair market value of our common stock.

(4)
The stock options granted to Dr. Pirjanian on October 1, 2012 were granted as replacement awards for unvested stock options that Dr. Pirjanian held in Evolution Robotics, Inc. as of the date that the Company acquired Evolution Robotics, Inc.

(5)
Mr. Beck’s employment with the Company terminated on December 27, 2013 and pursuant to the Separation Agreement, the vesting of 9,219 shares of common stock underlying Mr. Beck’s stock options was accelerated and the remaining shares underlying his unvested stock options were forfeited.

Option Exercises and Stock Vested
The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options and the vesting of restricted stock unit awards during the year ended December 28, 2013.
OPTION EXERCISES AND STOCK VESTED — 2013

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Colin M. Angle	—	—	42,434	986,880
Alison Dean	14,058	132,168	4,006	95,746
Russell J. Campanello	40,000	437,385	13,988	283,140
Paolo Pirjanian	—	—	7,500	230,400
Glen D. Weinstein	57,625	1,084,015	11,486	298,605
John L. Leahy	73,190	903,482	13,554	320,325
Jeffrey A. Beck (3)	67,638	899,036	45,020	1,347,669

(1)
Amounts disclosed in this column were calculated based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Exchange Act.

(2)	Amounts disclosed in this column were calculated based on the fair market value of the shares on the date of settlement upon vesting.

(3)
Pursuant to the Separation Agreement, the vesting of 9,219 shares of common stock underlying stock options and 21,207 shares of common stock underlying restricted stock units held by Mr. Beck were accelerated and the remaining shares underlying his stock options and restricted stock units were forfeited. The vested shares underlying his stock options were exercisable for a period of 90 days after December 27, 2013. Mr. Beck exercised 16,739 shares on January 7, 2014.

Potential Benefits Upon Termination or Change in Control
Severance and Change in Control Arrangements in General
The Company has entered into executive agreements with each of the named executive officers, the terms of which are described in the “Compensation Discussion and Analysis” section above.
On November 25, 2013, the Company entered the Separation Agreement with Mr. Beck in connection with his termination of employment. Pursuant to the terms of the Separation Agreement, Mr. Beck is entitled to receive the severance payments and benefits payable under the terms of the Amended and Restated Executive Agreement between the Company and Mr. Beck as well as partial acceleration of unvested equity awards granted to Mr. Beck pursuant to the 2005 Plan and a cash payment in an amount equivalent to what he would have received under the Company’s Senior Executive Cash Incentive Compensation Plan had his employment continued until payments were made to the executive officers under the terms of such plan. Payments made to Mr. Beck pursuant to the Separation Agreement are set forth in the Summary Compensation Table - 2013 above. In exchange for these payments and benefits, Mr. Beck delivered to us a fully effective release of all claims against the Company and its affiliates.
Cash Payments and/or Acceleration of Vesting Following Certain Termination Events
Assuming the employment of our named executive officers was terminated without cause (not in connection with a change in control) on December 28, 2013, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the table below, subject to any deferrals required under Section 409A of the Code.

Name	Base Salary ($)	Continuation of Health Plan Premium Payments ($)	Total ($)
Colin M. Angle	312,500	9,816	322,316
Alison Dean	162,500	8,759	171,259
Russell J. Campanello	162,500	9,816	172,316
Paolo Pirjanian	162,500	9,816	172,316
Glen D. Weinstein	167,500	8,759	176,259
John J. Leahy (1)	215,000	9,816	224,816
Jeffrey A. Beck (2)	215,000	9,816	224,816

(1)	John J. Leahy resigned as Executive Vice President, Chief Financial Officer and Treasurer effective April 5, 2013. Accordingly, Mr. Leahy is not entitled to the amounts set forth in the above table.

(2)
Jeffrey A. Beck resigned as Chief Operating Officer effective November 25, 2013 and his employment with the Company terminated on December 27, 2013. The amounts set forth in the table above represent certain amounts paid to Mr. Beck under the terms of the Separation Agreement in connection with his termination. In addition, under the terms of the Separation Agreement, Mr. Beck received $506,325, which is equivalent to the amount that he would have received under the Company’s Senior Executive Cash Incentive Compensation Plan if he had remained employed with the Company through the date on which amounts were paid to the executive officers under such plan as well as partial acceleration of the vesting of unvested equity awards granted to Mr. Beck under the 2005 Plan. The intrinsic value of the stock options and restricted stock units held by Mr. Beck that vested in connection with his termination of employment was $224,621 and $750,940, respectively.

Assuming the employment of our named executive officers was terminated by the Company without cause during the period beginning on the date that is 45 days prior to the date of the public announcement of the execution of a definitive agreement for a change in control and ending on the first anniversary of the effective date of the change in control, or such officers resigned with good reason during the one-year period following a change in control and that such termination or resignation occurred on December 28, 2013, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below table, subject to any deferrals required under Section 409A of the Code, and acceleration of vesting as set forth in the table below. The total amount payable to each executive officer is subject to reduction in certain circumstances if the amount would cause the executive officer to incur an excise tax under Section 4999 of the Code. The following table provides the market value (that is, the value based upon our stock price on December 28, 2013, minus the exercise price) of stock options and restricted stock units that would become exercisable or vested as a result of these acceleration events as of December 28, 2013.

Name	Base Salary ($)	Bonus ($)	Continuation of Health Plan Premium Payments ($)	Market Value of Stock Options ($)	Market Value of Restricted Stock and Restricted Stock Units ($)	Total ($)
Colin M. Angle	1,250,000	1,250,000	39,265	986,780	5,175,136	8,701,181
Alison Dean	650,000	390,000	35,036	126,203	1,187,545	2,388,784
Russell J. Campanello	650,000	390,000	39,265	448,237	1,594,760	3,122,262
Paolo Pirjanian	650,000	390,000	39,265	1,953,726	1,215,448	4,248,439
Glen D. Weinstein	670,000	402,000	35,036	215,998	1,175,116	2,498,150
John J. Leahy (1)	860,000	645,000	39,265	—	—	1,544,265
Jeffrey A. Beck (2)	860,000	645,000	39,265	—	—	1,544,265

(1)	John J. Leahy resigned as Executive Vice President, Chief Financial Officer and Treasurer effective April 5, 2013. Accordingly, Mr. Leahy is not entitled to the amounts set forth in the above table.

(2)
Jeffrey A. Beck resigned as Chief Operating Officer effective November 25, 2013. Accordingly, Mr. Beck is not entitled to the amounts set forth in the above table. The amounts actually paid to Mr. Beck in connection with the termination of his employment are described above.

Director Compensation
In connection with our efforts to attract and retain highly-qualified individuals to serve on our board of directors, we maintain a cash and equity compensation policy for our non-employee members of our board of directors. In 2013, each of our non-employee members of our board of directors was entitled to the following cash compensation:

Annual retainer for Board membership	$35,000
Annual retainer for lead independent director	$7,000
Audit Committee
Annual retainer for committee membership	$10,000
Additional retainer for committee chair	$10,000
Compensation Committee
Annual retainer for committee membership	$7,500
Additional retainer for committee chair	$7,500
Nominating and Corporate Governance Committee
Annual retainer for committee membership	$5,000
Additional retainer for committee chair	$5,000
Pursuant to our Non-employee Directors’ Deferred Compensation Program, each non-employee director may elect in advance to defer the receipt of these cash fees. During the deferral period, the cash fees will be deemed invested in stock units. The deferred compensation will be settled in shares of our common stock upon the termination of service of the director or such other time as may have been previously elected by the director. The shares will be issued from our 2005 Plan.
In 2013, each of our non-employee members of our board of directors was entitled to the following equity compensation under our 2005 Plan:

Upon initial election to the board of directors, a non-employee director receives a one-time grant of restricted stock units having a fair market value of $220,000, measured at the end of the tenth week of the fiscal quarter in which the director was elected, which vests over a four-year period at a rate of twenty-five percent (25%) on each of the first four anniversaries of the grant.

At the end of the tenth week of the fiscal quarter in which our annual meeting of stockholders occurs, each non-employee director receives a grant of restricted stock units having a fair market value of $110,000, which vests on the earlier of the date of the first anniversary of such grant or the date of the first annual meeting of stockholders following the date of grant.

All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.
The following table provides compensation information for the fiscal year ended December 28, 2013 for each non-employee member of our board of directors. No member of our board of directors employed by us receives separate compensation for services rendered as a member of our board of directors.

DIRECTOR COMPENSATION TABLE — 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Total ($)
Ronald Chwang, Ph.D.	42,500	109,973	152,473
Gail Deegan	45,000	109,973	154,973
Deborah G. Ellinger	42,500	109,973	152,473
Jacques S. Gansler, Ph.D.	40,000	109,973	149,973
Andrea Geisser	55,000	109,973	164,973
Paul J. Kern, Gen. U.S. Army (ret.)	45,000	109,973	154,973
George C. McNamee	60,750	109,973	170,723
Peter T. Meekin (2)	10,000	—	10,000
Paul L. Sagan (1)	45,000	109,973	154,973

(1)	Mr. Sagan deferred all of his 2013 cash compensation pursuant to our Non-employee Directors’ Deferred Compensation Program under which he received stock units in lieu of cash.

(2)	Mr. Meekin did not stand for re-election at the 2013 annual meeting of stockholders.

(3)
Represents the grant date fair value of restricted stock units awarded in the fiscal year ended December 28, 2013 in accordance with FASB ASC Topic 718. The grant date fair value is the fair market value of our common stock on the date of grant multiplied by the number of shares of common stock underlying such restricted stock unit award.

The non-employee members of our board of directors who held such position on December 28, 2013 held the following aggregate number of unexercised options and unvested restricted stock units as of such date:

Name	Number of Securities Underlying Unexercised Options	Number of Unvested Restricted Stock Units
Ronald Chwang, Ph.D.	40,000	3,172
Gail Deegan	—	6,230
Deborah G. Ellinger	—	8,699
Jacques S. Gansler, Ph.D.	—	3,172
Andrea Geisser	50,000	3,172
Paul J. Kern, Gen. U.S. Army (ret.)	70,000	3,172
George C. McNamee	80,000	3,172
Paul L. Sagan	25,000	3,172

Transactions with Related Persons
Other than compensation agreements and other arrangements which are described in “Compensation Discussion & Analysis,” in 2013, there was no transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Our board of directors has adopted a written related party transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who will determine whether the contemplated transaction or arrangement requires the approval of the board of directors, the nominating and corporate governance committee, both or neither.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS
The audit committee of the board of directors has retained the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to serve as independent registered public accountants for our 2014 fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1999. The audit committee reviewed and discussed its selection of, and the performance of, PricewaterhouseCoopers LLP for our 2013 fiscal year. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. If the selection of independent registered public accountants is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The audit committee of the board of directors has implemented procedures under our audit committee pre-approval policy for audit and non-audit services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the audit committee. Specifically, the audit committee pre-approves the use of PricewaterhouseCoopers LLP for specified audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the audit committee before it may be provided by PricewaterhouseCoopers LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the audit committee. For additional information concerning the audit committee and its activities with PricewaterhouseCoopers LLP, see “The Board of Directors and Its Committees” and “Report of the Audit Committee of the Board of Directors.”
Representatives of PricewaterhouseCoopers LLP attended all of the standard audit committee meetings in 2013. We expect that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.
PricewaterhouseCoopers LLP Fees
The following table shows the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP to us during the fiscal years December 28, 2013 and December 29, 2012.

	2013	2012
Audit Fees	$895,013	$819,724
Audit-Related Fees	38,499	53,775
Tax Fees	6,900	39,500
All Other Fees	3,394	3,394
Total	$943,806	$916,393

Audit Fees
Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, statutory filings, consents and assistance with and review of documents filed with the Securities and Exchange Commission.
Audit-Related Fees
Consists of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.”
Tax Fees
Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax planning compliance.
All Other Fees
All other fees include licenses to technical accounting research software. The audit committee has determined that the provision of services described above to us by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
AS iROBOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2014.

PROPOSAL 3
ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS
The following proposal, commonly known as a say on pay proposal, gives our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our annual meeting of stockholders:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
Before you vote, we urge you to read the Compensation Discussion and Analysis and Director and Executive Compensation Summary sections of this Proxy Statement for additional details on the Company’s executive compensation programs and philosophy.
This vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.
At our 2011 annual meeting of stockholders, our stockholders voted, on a non-binding, advisory basis, for the Company to hold future, non-binding advisory votes on the compensation of our named executive officers on an annual basis. After taking into consideration this voting result, our board of directors determined that it intends to hold non-binding, advisory votes on the compensation of our named executive officers every year.
Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4
STOCKHOLDER PROPOSAL ENTITLED “SIMPLE MAJORITY VOTE”

On November 27, 2013, the Company received by electronic mail a letter dated November 26, 2013 containing the following proposal from Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, beneficial owner of 100 shares of the Company's common stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us:

Stockholder Proposal

Proposal 4 - Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included Ray T. Chevedden and William Steiner. Currently a 1%-minority can frustrate the will of our 74%-shareholder majority.

This proposal should also be more favorably evaluated due to our Company's clearly improvable corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, reported that we lacked many good governance features. Shareholders could not elect each director annually and shareholders did not have the right to call a special meeting or to act by written consent. There was a poison pill with a 15% threshold that would not expire until October 2015. We lacked confidential voting.

Our lead director, George McNamee, had 14-years long-tenure which negatively impacts our director independence. Mr. McNamee was also negatively flagged by GMI and received a whopping 25% in negative votes. Director Ronald Chwang had 15-years long tenure. Paul Sagan received 23% in negative votes.

Approval of holders of 75% of shares was required to amend our Articles regarding stockholder action, board of directors, limitation of liability, bylaw amendments, amendments of the charter and to remove a director for cause. GMI said there were forensic accounting ratios related to expense recognition that had extreme values either relative to industry peers or to our company's own history.

Returning to the core topic of this proposal from the context of our clearly improvable corporate climate, please vote to protect shareholder value:

Simple Majority Vote - Proposal 4

Recommendation of the Board

THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO HOW YOU SHOULD VOTE ON THE STOCKHOLDER PROPOSAL; INSTEAD THE BOARD OF DIRECTORS WELCOMES STOCKHOLDER INPUT ON THE PROPOSAL.

OTHER MATTERS
The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
STOCKHOLDER PROPOSALS
Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2015 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at the Company’s principal executive offices not later than December 11, 2014. Stockholders who wish to make a proposal at the 2015 annual meeting - other than one that will be included in the Company’s proxy statement - must notify us between January 20, 2015 and February 19, 2015. If a stockholder who wishes to present a proposal fails to notify us by February 19, 2015 and such proposal is brought before the 2015 annual meeting, then under the Securities and Exchange Commission’s proxy rules, the proxies solicited by management with respect to the 2015 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the fiscal year ended December 28, 2013, except that Messrs. Angle, Leahy, Beck, Pirjanian, Weinstein and Sagan and Mses. Dean and Deegan each did not timely file a Form 4 with respect to one transaction.
EXPENSES AND SOLICITATION
The cost of solicitation of proxies will be borne by us and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.
HOUSEHOLDING OF PROXY MATERIALS
Our 2013 Annual Report, including audited financial statements for the fiscal year ended December 28, 2013, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple stockholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any stockholder who sends a written request to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, Office of the General Counsel, (781) 430-3000. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, Office of the General Counsel.

Exhibit A
iRobot Corporation
Adjusted EBITDA Reconciliation to GAAP
(unaudited, in thousands)

	For the twelve months ended
	December 28, 2013	December 29, 2012
Net income	$27,641	$17,297
Interest income, net	(660)	(1,016)
Income tax expense	4,774	8,310
Depreciation	8,077	9,898
Amortization	4,092	1,774
EBITDA	43,924	36,263
Stock-based compensation expense	13,409	10,983
Merger and acquisition expense	400	1,404
Net intellectual property litigation expense	1,202	155
Restructuring expense	3,296	3,679
Adjusted EBITDA	$62,231	$52,484

Use of Non-GAAP Financial Measures
In evaluating its business, iRobot considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses, net intellectual property litigation expenses, restructuring expenses and non-cash stock compensation. The Company also presents Adjusted EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.
The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Adjusted EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than iRobot, limiting their usefulness as comparative tools. iRobot compensates for these limitations by relying primarily on its U.S. GAAP results and using Adjusted EBITDA only supplementally.

A-1

iRobot®

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 20, 2014.

Vote by Internet

- Go to **www.investorvote.com/IRBT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR items 1, 2 and 3.

1. To elect two class III directors, nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his earlier resignation or removal. **The Board recommends a vote FOR all nominees.**

NOMINEES: 01 - Gail Deegan 02 - Andrea Geisser

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. To ratify the appointment of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 27, 2014. **The Board recommends a vote FOR this proposal number 2.**	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers. **The Board recommends a vote FOR this proposal number 3.**	☐	☐	☐
4. To consider a stockholder proposal entitled "Simple Majority Vote". **The Board makes NO RECOMMENDATION as to how stockholders should vote on this proposal number 4.**	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by authorized person.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 9 6 0 6 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01TATA

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2014. THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://materials.proxyvote.com/462726

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — iRobot Corporation

Proxy for Annual Meeting of Stockholders
May 20, 2014

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Glen D. Weinstein as proxy, with full power of substitution to vote all shares of stock of iRobot Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of iRobot Corporation to be held on Tuesday, May 20, 2014, at 2:00 p.m. local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 9, 2014, a copy of which has been received by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, AND 3, WILL NOT BE VOTED FOR ITEM 4, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE